Exhibit 3.1

Articles of Amendment

to

Articles of Incorporation

of

C2E Energy, Inc.

(Name of Corporation as currently filed with the Florida Dept. of State)

P01000078584

(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

______________________________________________________________________The new name must be distinguishable and contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or Co.,” or the designation “Corp,” “Inc,” or “Co”. A professional corporation name must contain the word “chartered,” “professional association,” or the abbreviation “P.A.”

B. Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS )

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent

(Florida street address)

New Registered Office Address:		, Florida
	(City)		(Zip Code)

New Registered Agent’s Signature, if changing Registered Agent:

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

Check if applicable

☐ The amendment(s) is/are being filed pursuant to s. 607.0120 (11) (e), F.S.

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

☒ Change	PT	John Doe

☒ Remove	V	Mike Jones

☒ Add	SV	Sally Smith

Type of Action		Title	Name	Address
(Check One)
1)	☐ Change

☐ Add

☐ Remove

2)	☐ Change

☐ Add

3)	☐ Change

☐ Add

☐ Remove

4)	☐ Change

☐ Add

☐ Remove

5)	☐ Change

☐ Add

☐ Remove

6)	☐ Change

☐ Add

☐ Remove

E. If amending or adding additional Articles, enter change(s) here:

(Attach additional sheets, if necessary). (Be specific)

***See attached Articles of Amendment For Series A Convertible Preferred Stock of C2E Energy, Inc.***

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

(if not applicable, indicate N/A)

The date of each amendment(s) adoption: May 20, 2021, if other than the date this document was signed.

Effective date if applicable:
(no more than 90 days after amendment file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document’s effective date on the Department of State’s records.

Adoption of Amendment(s)	(CHECK ONE)

☒	The amendment(s) was/were adopted by the incorporators, or board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval

by		.”
(voting group)

Dated	May 20, 2021

Signature	/s/ David Lazar
(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

David Lazar
(Typed or printed name of person signing)

Chief Executive Officer, President, Secretary and Chief Financial Officer
(Title of person signing)

Articles of Amendment

For

Series A Convertible Preferred Stock

of

C2E Energy, Inc.

A Florida corpotation

C2E Energy, Inc. (the “Corporation”), a corporation organized and in good standing under the Florida Business Corporation Act (the “Act” does hereby certify that pursuant to the provisions of Sections 607.0821, 607.0602 and 607.0603 of the Act, the Corporation states as follows:

1. The name of the Corporation is C2E Energy, Inc.

2. The Corporation is authorized to issue 2,000,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). There are currently no designated series or classes of shares of the Preferred Stock.

3. Pursuant to a Unanimous Written Consent of the Board of Directors of the Corporation dated May 20, 2021, the Board of Directors duly adopted the resolutions set forth below, and shareholder action was not required:

WHEREAS, the Articles of Incorporation of the Corporation authorize the issuance by the Corporation of 2,000,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and, further, authorizes the Board of Directors to divide any or all of the Preferred Stock into series and to fix and determine the relative rights, terms and preferences of the shares or each series established;

NOW THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby designate ten million (10,000,000) shares of the Preferred Stock as the Series A Convertible Preferred Stock, par value $0.0001 per share, and the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Powers and Rights of Series A Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series A Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series A Stock shall be as set forth in these Articles of Amendment for Series A Convertible Preferred Stock (this “Certificate of Designations”). For purposes hereon, a holder of a share or shares of Series A Stock, with respect to their rights as related to the Series A Stock, shall be referred to as a “Series A Holder.”

Section 2. Number. The number of authorized shares of the Series A Stock is ten million (10,000,000) shares.

Section 3. Conversion.

(a)	Optional Conversion. Subject to the other terms and conditions herein, a Series A Holder shall have the right from time to time, and at any time following the date of the effectiveness of an amendment of the Articles of Incorporation of the Corporation (the “Articles”) to increase the number of authorized shares of common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), or to complete a reverse split of the Common Stock, or to take any other action or actions, whether pursuant to an amendment of the Articles or otherwise such that is a sufficient number of authorized but unissued shares of Common Stock to permit the conversion of all of the shares of Series A Stock into Common Stock in full in accordance with the provisions herein (the “Permitted Conversion Date”) to convert (each, a “Conversion”) each outstanding share of Series A Stock held by such Series A Holder into shares of Common Stock at the rate of 400 shares of Common Stock (the “Conversion Ratio”) per share of Series A Stock (such shares of Common Stock issued upon conversion being referred to as the “Conversion Shares”). A share of Series A Stock may be converted solely in full, and no fractional conversion of a share of Series A Stock may be completed.

(b)	Process for Conversion. A Series A Holder shall elect a Conversion by delivering to the Corporation a notice of conversion in the form as attached hereto as Exhibit A (the “Notice of Conversion”). Together with the Notice of Conversion, the Series A Holder shall surrender any certificate or certificates for the Series A Stock being converted, duly endorsed, provided that the Series A Stock is not initially intended to be certificated. The calculation of Conversion Shares to be issued as set forth in the Notice of Conversion shall be subject to confirmation and approval of the Corporation. The Conversion shall be deemed to have been effected on the date the Notice of Conversion is submitted to the Corporation if delivered by facsimile, e-mail or other reasonable means of communication dispatched prior to 6:00 p.m., Eastern time, and provided that if the Notice of Conversion is not delivered by such time then the effective date of the Conversion shall be the next Business Day (as applicable, the “Conversion Date”) and the Notice of Conversion shall be deemed automatically updated accordingly. The Corporation shall cause the applicable Series A Holder to be recorded in the books and records of the Corporation as the beneficial owner of the applicable Conversion Shares as of the Conversion date and, if so requested by the Series A Holder shall, within five Business Days, issue and deliver to the applicable Series A Holder a certificate or certificates for the number of Conversion Shares to which such Series A Holder shall be entitled as aforesaid, subject to the provisions below. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, upon request of the applicable Series A Holder and its compliance with the provisions set forth herein, the Corporation shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the applicable Series A Holder by crediting the account of applicable Series A Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian system. The term “Business Day” shall mean any day, other than a Saturday or Sunday or a day on which commercial banks in the State of Florida are authorized or obligated by law or executive order to close

(c)	Concerning the Conversion Shares. The shares of Common Stock issuable upon conversion of the Series A Stock may not be sold or transferred unless: (i) such shares of Common Stock are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or (ii) the Corporation and its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares of Common Stock are transferred to an “affiliate” (as defined in Rule 144) of the applicable Series A Holder who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an accredited investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act). Any restrictive legend on any certificates representing shares of Common Stock issuable upon conversion of the Series A Stock shall be removed and the Corporation shall issue to the applicable Series A Holder a new certificate therefore free of any transfer legend if the Corporation or its transfer agent shall have received an opinion of counsel from applicable Series A Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Corporation so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series A Stock such security is registered for sale by the applicable Series A Holder under an effective registration statement filed under the Securities Act; or otherwise may be sold pursuant to an exemption from registration.

(d)	No Adjustment Due to Stock Splits, Etc. If the Corporation at any time on or after the date of the filing of this Certificate of Designations subdivides or combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the outstanding shares of Common Stock into a lessor or greater number of shares, the Conversion Ratio shall not be adjusted.

(e)	Adjustment Due to Merger, Consolidation, Etc. If, at any time when the Series A Stock is issued and outstanding and prior to conversion of the applicable share(s) of Series A Stock, the Common Stock is converted into another class of securities of the Corporation or any successor entity to the Corporation, whether by way of merger, reorganization, re-incorporation or otherwise (the “Replacement Securities”), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Replacement Securities. In the event that the Corporation completes a share exchange with another entity wherein all of the issued and outstanding shares of Common Stock are exchanged for equity interests in the other entity (the “Exchanged Securities”), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Exchanged Securities. The adjustments in this Section 3(e) shall be undertaken each time any such event occurs

(f)	Additional Provisions.

(i)	No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the Conversion of the Series A Stock. As to any fraction of a share of Common Stock which the Series A Holder would otherwise be entitled to acquire upon such Conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

(ii)	The issuance of Conversion Shares on conversion of Series A Stock shall be made without charge to any Series A Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series A Holders of such shares of Series A Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. For purposes hereof, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(iii)	The Corporation covenants that during the period the Conversion right exists, the Corporation will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Conversion Shares upon the full conversion of the Series A Stock issued and outstanding.

Section 4. Vote.

(a)	Other than as set forth in Section 8, and subject to the provisions of Section 4(b), each share of Series A Stock shall, on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, vote together with the Common Stock, or any class thereof, as applicable, as one class on such matter for as long as the share of Series A Stock is issued and outstanding and each share of Series A Stock shall have a number of votes on such matter equal to the number of Conversion Shares which would be issuable with respect to such Series A Stock as of the date of such vote, and, for purposes of this Section 4(a), in the event that the record date for holders of Common Stock entitled to vote thereon is prior to the Permitted Conversion Date, disregarding the fact that the Series A Stock is not convertible into Conversion Shares prior to the Permitted Conversion Date.

(b)	In the event that the provisions of the Section 4(a) are not enforceable, or are not enforced, for any reason, then the provisions of this Section 4(b) shall be operative, and in the event that the provisions of the Section 4(a) are enforceable and are so enforced, then such Section 4(a) shall control and this Section 4(b), other than this sentence, shall be inoperative. In the event that this Section 4(b) is operative and is therefore applicable, other than as set forth in Section 8, each share of Series A Stock shall, on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, vote together with the Common Stock, or any class thereof, as applicable, as one class on such matter for as long as the share of Series A Stock is issued and outstanding and each share of Series A Stock shall have 400 votes on any such matter, and such voting power shall not be adjusted in the event that the Corporation, at any time on or after the date of the filing of this Certificate of Designations subdivides or combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the outstanding shares of Common Stock into a lessor or greater number of shares.

Section 5. Dividends and Distributions. The Series A Stock shall participate in any dividends, distributions or payments to the holders of the Common Stock on an as-converted to Conversion Shares basis (i.e., assuming such conversion but without such conversion being required in order for such participation to occur), and, for purposes of this Section 5, in the event that the record date for holders of Common Stock entitled to participate in such dividends, distributions or payments is prior to the Permitted Conversion Date, disregarding the fact that the Series A Stock is not convertible into Conversion Shares prior to the Permitted Conversion Date.

Section 6. Liquidation Preference. The Series A Stock shall not have any liquidation preferences but shall otherwise participate in any distributions to the holders of the Common Stock as set forth in Section 5.

Section 7. Redemption. Shares of Series A Stock may be redeemed by the Corporation only with the prior written consent of the Series A Holder holding the applicable shares of Series A Stock.

Section 8. Amendment. To the maximum extent permitted by applicable law, the Corporation may not, and shall not, amend or repeal this Certificate of Designations, or amend or repeal any provisions of the Articles or the Bylaws of the Corporation which would adversely affect the rights or obligations of the Series A Holders with respect to the Series A Stock, in each case without the prior written consent of Series A Holders holding a majority of the Series A Stock then issued and outstanding, in which vote each share of Series A Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 9. Miscellaneous.

(a)	Legend. Any certificates representing the Series A Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Lost or Mutilated Series A Stock Certificate. If any certificate for the Series A Stock held by the Series A Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series A Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	Interpretation. If the Corporation or any Series A Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)	Waiver. Any waiver by the Corporation or the Series A Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e)	Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

***

EXHIBIT A

C2E Energy, Inc.

CONVERSION NOTICE

Reference is made to the Articles of Amendment for Series A Convertible Preferred Stock of C2E Energy, Inc. (the “Corporation”) dated as of May 20, 2021, designating the rights and preferences of the Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Stock”), of the Corporation indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion: Number of shares of Series A Stock to be converted: Tax ID Number: Conversion Ratio: Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: Address: Telephone Number: Facsimile Number: Holder: By: Title: Dated:

Account Number (if electronic book entry transfer): Transaction Code Number (if electronic book entry transfer):

IN WITNESS WHEREOF, C2E Energy, Inc., a Florida corporation, has caused these Articles of Amendment to be signed by a duly authorized officer on this 20th day of May, 2021.

C2E Energy, Inc.

/s/ David Lazar
Name:	David Lazar
Title:	Chief Executive Officer